UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


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                                              SEC File Number:  0050069
                                              CUSIP Number: 203416 10 2

                                  FORM 12B-25

NOTIFICATION OF LATE FILING

(Check One):   [_] Form 10-K   [_] Form 11-K   [_] Form 20-F   [X] Form 10-QSB
               [_] Form N-SAR

     For Period Ended:  September 30, 2005
                        ------------------

     [_] Transition Report on Form 10-K
     [_] Transition Report on Form 20-F
     [_] Transition Report on Form 11-K
     [_] Transition Report on Form 10-Q
     [_] Transition Report on Form N-SAR
     For the Transition Period Ended:______________________________________


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  Read attached instruction sheet before preparing form. Please print or type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION


Communications Research, Inc
________________________________________________________________________________
Full name of registrant:  .


________________________________________________________________________________
Former name if applicable:


67 Ramapo Valley Road, Suite 103
________________________________________________________________________________
Address of principal executive office (Street and number):


Mahwah, New Jersey  07430
________________________________________________________________________________
City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[ ]          (a)  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]          (b)  The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or  portion thereof will be filed on or before the 15th calendar day
                  following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[]           (c)  The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

DUE TO THE NEWLY ENACTED, MORE STRINGENT REPORTING REQUIREMENTS TO PUBLIC COMPANIES WITH RESPECT TO 10Q FILINGS, THE AUDITOR AND FINANCIAL EVALUATION COMPANY REQUIRES ADDITIONAL TIME TO FULLY REVIEW AND SUBSTANTIATE THE COMPANY'S RECORDS TO ENSURE FULL COMPLIANCE.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Carl R. Ceragno,
              President                (201)                 684-0880
        --------------------       ------------        -------------------
               (Name)               (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
       the answer is no, identify report(s).                    [X] Yes [_] No

________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
       portion thereof?                                         [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
================================================================================

                          Communications Research, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  November 14, 2005                               By  /s/ Carl R. Ceragno
                                                          ----------------------
                                                          Carl R. Ceragno